                   PRECISION CASTPARTS CORP.
                    4600 S.E. Harney Drive
                 Portland, Oregon  97206-0898

                   _________________________

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        AUGUST 7, 1996

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Precision Castparts Corp. (Company) will be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, on Wednesday, August 7, 1996, at 2:00 p.m., Pacific Time, for the following purposes:

     (1) to elect three directors to serve terms of three years;

     (2) to amend the Restated Articles of Incorporation of the Company to increase the authorized Common Stock of the Company to 100,000,000 shares;

     (3) to ratify the appointment of Price Waterhouse LLP as auditors of the Company for fiscal year 1997; and

     (4) to transact any other business properly brought before the meeting or any adjournment thereof.

          Shareholders of record at the close of business on June 7, 1996, will be entitled to vote at the meeting. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

          Your vote is important. Whether or not you plan to attend the meeting, please promptly sign, date and return the enclosed proxy card in the return envelope provided. Please mark the appropriate box on the proxy card if you plan to attend the meeting in order for the Company to prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will have that privilege.

                         By Order of the Board of Directors

                         Ruth A. Beyer
                         Secretary


Portland, Oregon
June 28, 1996

                   PRECISION CASTPARTS CORP.
                    4600 S.E. Harney Drive
                 Portland, Oregon  97206-0898
                    ______________________

                        PROXY STATEMENT
                    ______________________

          A proxy in the accompanying form is solicited by the Board of Directors of Precision Castparts Corp. (Company) for use at the 1996 Annual Meeting of Shareholders to be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, on Wednesday, August 7, 1996, at 2:00 p.m., Pacific Time, or at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy form are first being sent to shareholders is June 28, 1996.

          The power of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. Any proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company. The shares represented by each valid, unrevoked proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the nominees for directors, for the approval of the proposals presented and in accordance with the recommendations of management on any other business that may properly come before the meeting or matters incident to the conduct of the meeting.




















                            Page 1

              PROPOSAL 1:  ELECTION OF DIRECTORS

  The Board of Directors Recommends a Vote "For" All Nominees

          Under the Company's director retirement policy, Howard W. Hill will retire coincident with the 1996 Annual Meeting of Shareholders. In May 1996, the Board of Directors appointed Dean T. DuCray to the Board of Directors, with a term expiring at the 1996 annual meeting.

          The Board of Directors of the Company, pursuant to the Company's Bylaws, is divided into three classes, and the term of office of one class expires each year. Don R. Graber, Roy M. Marvin and Dean T. DuCray are nominees for election at this meeting for three-year terms expiring in 1999. If any of the nominees for director becomes unavailable for election for any reason (none being currently known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes.

          The following table briefly describes the Company's nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

    Name, Age, Principal Occupation       Director     Term
        and Other Directorships            Since     Expires
____________________________________________________________
                           Nominees

Dean T. DuCray - 55                          1996      1996
Vice President and Chief Financial Officer
of York International Corporation,
a manufacturer of heating, air
conditioning, ventilation and
refrigeration equipment

Don R. Graber - 52                           1995      1996
President, Worldwide Household Group,
The Black & Decker
Corporation, a marketer and
manufacturer of household products;
from 1992 to 1994, President of
Black & Decker International Group

Roy M. Marvin - 65                           1967      1996
Retired; through May 1996,
Vice President - Administration
and Secretary of the Company

                            Page 2

                Directors Whose Terms Continue

William C. McCormick - 62                    1986      1997
Chairman of the Company since October
1994; President and Chief Executive
Officer of the Company since August
1991; from 1985-91, President and Chief
Operating Officer of the Company

Dwight A. Sangrey - 56                       1990      1997
President and Chief Executive Officer,
Fraction Biologics, L.L.C., a manufacturer
and distributor of pharmaceutical products;
until October 1994, President and Chief
Executive Officer of Oregon Graduate
Institute of Science & Technology;
Director of Northwest Natural Gas Company

Peter R. Bridenbaugh - 56                    1995      1998
Executive Vice President - Automotive,
Aluminum Co. of America, an integrated
producer of aluminum and other products
for the packaging, aerospace, automotive,
building and construction, and commercial
and industrial markets; from 1994-1996,
Executive Vice President and Chief
Technical Officer, Aluminum Co. of America;
from 1991-1994, Executive Vice President,
Science and Technology, Engineering,
Environment, Safety & Health,
Aluminum Co. of America

Steven G. Rothmeier - 49                     1994      1998
Chairman and Chief Executive Officer of
Great Northern Capital, a private investment
and merchant banking firm, since March 1993;
formerly President of IAI, Inc.; Director of
Honeywell, Inc., E.W. Blanch Holdings, Inc.,
and Department 56, Inc.












                            Page 3

          Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the meeting. Abstentions and broker non-votes will be treated as shares present and not voting.

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's Common Stock as of May 1, 1996, by each director and each person who became a director after May 1, 1996, by the Chief Executive Officer, by each of the other four most highly compensated executive officers, and by the directors and executive officers of the Company as a group:

                      Number of Shares        Percent of
        Name         Beneficially Owned   Outstanding Shares
______________________________________________________
Peter R. Bridenbaugh            500               *
Mark Donegan                  1,500               *
Dean T. DuCray                    0  (1)          *
Don R. Graber                 4,000               *
Howard W. Hill               12,750  (2)          *
William D. Larsson           30,435  (3)          *
Roy M. Marvin                54,239  (4)          *
William C. McCormick         82,937  (5)          *
Steven G. Rothmeier           1,875  (6)          *
Dwight A. Sangrey             5,400  (7)          *
Peter G. Waite               41,252  (8)          *
All directors and
  executive officers
  as a group
  (11 persons)              234,888  (9)         1.1

[FN]
__________

*Less than 1 percent of the Company's outstanding shares of Common Stock.

  (1)     Mr. DuCray was appointed director after May 1,
1996.


                            Page 4

  (2)     Includes 7,500 shares held in the Hill Family
Trust and 5,250 shares subject to options that are exercisable or become exercisable by Mr. Hill within 60 days after May 1, 1996.

  (3) Includes 28,185 shares subject to options that are exercisable or become exercisable by Mr. Larsson within 60 days after May 1, 1996.

  (4)     Includes 41,121 shares held jointly with Mrs.
Marvin, and 13,118 shares subject to options that became exercisable at May 31, 1996, at Mr. Marvin's retirement.

  (5) Includes 35,977 shares subject to options that are exercisable or become exercisable by Mr. McCormick within 60 days after May 1, 1996.

  (6) Includes 375 shares subject to options that are exercisable or become exercisable by Mr. Rothmeier within 60 days after May 1, 1996.

  (7) Includes 5,250 shares subject to options that are exercisable or become exercisable by Mr. Sangrey within 60 days after May 1, 1996.

  (8)     Includes 4,875 shares owned by children of Mr.
Waite. Includes 30,978 shares subject to options that are exercisable or become exercisable by Mr. Waite within 60 days after May 1, 1996.

  (9) Includes 119,133 shares subject to options that are exercisable or become exercisable within 60 days after May 1, 1996.


              COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

          The Compensation Committee of the Board of Directors (Committee) is composed of three non-employee directors. Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. Following such determination by the Committee, issues concerning officer compensation are submitted to the Board of Directors for approval. Directors who are also officers of the Company do not participate in this approval



                            Page 5
process. The Committee also is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

          The Company's compensation policies for officers (including the named executive officers) are designed to compensate the Company's executives fairly and to provide incentive for the executives to manage the Company's business effectively for the benefit of its shareholders. In fiscal 1996, the Company retained the services of an independent consultant with special expertise in compensation matters to assist the Compensation Committee and the Board of Directors in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders.

          The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company, and to provide incentive for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the current policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants.

          Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by the Company generally do not exceed this limit. However, upon exercise of nonqualified stock options, the excess of current market price over the option price (option spread) is treated as compensation. Therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1,000,000. Under Internal Revenue Service regulations, the $1,000,000 cap on deductibility will not apply to option spread compensation from exercise of a nonqualified stock option that meets certain requirements. The Company's current policy results in options that generally meet those requirements.





                            Page 6

          Executive Officer Compensation Program.  The
Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

          Salary. Base salary ranges for the Company's executive officers were established in fiscal 1996 relative to companies of comparable size and to a subset comparator group that consisted of eleven companies in the aerospace/defense and machinery/machine tool industries in which the Company competes for employees, as determined by surveys reported by the Company's compensation consultant in 1996. In determining individual salaries within the established ranges, the Committee took into account individual experience, job responsibility and individual performance during the prior year. The Committee did not assign a specific weight to each of these factors in establishing individual base salaries.

          In determining 1996 salaries, the Compensation Committee compared the 1996 salaries to the ranges established in fiscal 1996, reviewed salaries of executives of similar companies, and made specific adjustments to the 1995 compensation levels as determined by the Committee to be appropriate in the circumstances. As a result, base salaries paid to the Company's executive officers in fiscal 1996 approximate the 50th percentile of the range of salaries of the comparator companies considered by the Committee in the 1996 survey. All of the companies included in the Aerospace Comparator Group in the Return to Shareholders Performance Graph are part of the subset comparator group considered by the Compensation Committee.

          Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives and other employees to achieve predetermined Division and Company performance objectives. For fiscal 1996, the Company maintained three separate cash bonus plans that included executive officers of the Company: the Corporate Executive Bonus Program (in which Messrs. McCormick, Larsson and Marvin participated), the Structurals Division Executive Bonus Program (in which Mr. Donegan participated), and the Airfoils Division Executive Bonus Program (in which Mr. Waite participated). No executive officer participates in more than one bonus plan; however, the Corporate Executive Bonus Plan allows for special awards to non-participants, including Messrs. Waite and Donegan, under circumstances approved by the Compensation Committee.




                            Page 7

          Under the Corporate Executive Bonus Program, the Compensation Committee establishes at the beginning of each year threshold, target and 100 percent of potential bonus amounts for each executive officer, expressed as a percentage of the executive officer's base salary. One hundred percent of potential bonus amounts under the Corporate Executive Bonus Program in fiscal 1996 ranged from 80 percent to 100 percent of base salary. Larger bonuses can be paid for performance in excess of the 100 percent of potential objectives. Performance under the Corporate Executive Bonus Program is measured based on four performance elements: earnings per share, operating working capital per sales dollar, gross margin percent and return on equity. An actual return on equity of at least 10 percent is required before an initial bonus is awarded. Assuming a 10 percent return on equity is achieved, actual financial results of the Company are measured for each performance element using a point system and translated to a "bonus factor" percentage. The bonus factor is applied to the participant's targeted bonus percent under the plan, and the product is multiplied by eligible compensation to determine the initial bonus amount. The final bonus amount paid to an eligible executive officer is determined by the Compensation Committee, which has discretion to increase or decrease the formula-derived initial bonus amount to reflect either a major unexpected change in operations or an unusual adjustment during the fiscal year, or to reflect individual performance.

          Bonuses under the Airfoils Division Executive Bonus Program and the Structurals Division Executive Bonus Program are also formula-derived and principally rely upon formulas used under the respective divisional quarterly cash bonus ("QCB") programs in which all other Airfoils and Structurals Division employees participated, as well as formulas to determine operating working capital performance. Among the factors included in the formulas are the respective division's operating profit, expected return on assets, operating working capital per sales dollar and, in the case of the Structurals Division Executive Bonus Program, the level of achievement of pre-determined variable cost goals. The formula also considers the 100 percent of potential award percentage established by the Compensation Committee for the executive officers who participated in the Airfoils Division and Structurals Division Executive Bonus Programs, which was 95 percent of base salary for fiscal 1996. As with the Corporate Executive Bonus Program, the initial bonus award under either the Structurals Division Executive Bonus Program or the Airfoils Division Executive Bonus Program may be increased or decreased to





                            Page 8
reflect either a major unexpected change in operations or an unusual adjustment during the fiscal year, or to reflect individual performance.

          Fiscal 1996 bonus awards to executive officers were formula-derived, and no discretionary awards were approved by the Compensation Committee under its discretionary power, except with respect to Mr. Donegan, for whom a special award was made under the Corporate Executive Bonus Program to reflect individual performance.

          Stock Options. Under the Company's compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's 1994 Stock Incentive Plan, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. Approximately 120 persons, including all of the Company's executive officers, currently participate in the 1994 Stock Incentive Plan. The Board of Directors makes annual grants of nonstatutory options to acquire the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of grant (the closing sale price on the New York Stock Exchange on the grant date). The number of shares subject to option grants to executive officers is normally determined by formula, on a basis intended to match the reward potential of the participant's current 100 percent bonus opportunity level (the percent of base salary described under Cash Bonuses, above), if the underlying share price doubles over the five-year period following the date of grant. Assuming a current stock price of $40, an employee with a bonus opportunity level of $125,000 would receive an option to purchase 3,125 shares ($125,000 divided by the $40 gain achieved by a doubling of stock value to $80). The options vest in 25 percent increments over the four-year period following grant. All nonstatutory stock options granted to date become fully exercisable upon a change in control of the Company.

          Chief Executive Officer Compensation. The Committee determined the Chief Executive Officer's compensation for fiscal 1996, with the final approval of the Board of Directors. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for companies of comparable size and industry identified in the




                            Page 9
consultant's 1996 comparator group and upon a review of the Chief Executive Officer's performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary, the Chief Executive Officer's salary was set to approximate the median base salary of the comparator companies reviewed by the Committee. The Chief Executive Officer's bonus for fiscal 1996 was determined under the Corporate Executive Bonus Program formula described under Cash Bonuses, above, based upon the level of achievement of Company performance objectives for fiscal 1996, and was not increased or decreased under the Committee's discretionary powers. Option grants in fiscal 1996 were determined under the formula described under Stock Options, above.

                                        Steven G. Rothmeier,
                                             Chairman
                                        Peter R. Bridenbaugh
                                        Don R. Graber

































                            Page 10

Compensation Committee Interlocks and Insider Participation.

          There are none.

Summary Compensation Table

          The following table sets forth compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                                    Long-Term
                                                                   Compensation
                                    Annual Compensation(1)            Awards
_______________________________________________________________________________
    Name and                                           Other          Number        All
   Principal                                           Annual           Of         Other
    Position           Year     Salary  Bonus (2) Compensation (3) Options (4)Compensation(5)
_________________________________________________________________   ___________________________

William C. McCormick   1996   $431,466  $427,151      $58,053         11,831     $  6,622
  Chairman, President  1995    388,334   313,386        1,031         16,612        4,633
  and Chief Executive  1994    328,542   164,886            0         18,000        3,721
  Officer

Peter G. Waite         1996    293,130   504,038       57,543          7,761        1,742
  Executive Vice       1995    274,167   372,456          659         11,213        1,267
  President - Airfoils 1994    242,292   250,893            0         12,757            0

Mark Donegan           1996    226,254   200,018            0          5,887          321
  Executive Vice       1995    204,167    91,680            0          8,306       39,016
  President -          1994    173,042    85,996            0          7,714       61,984
  Structurals

William D. Larsson     1996    188,128   167,622          882          4,690          986
  Vice President and   1995    173,125   125,689            0          6,689          418
  Chief Financial      1994    155,750    70,350            0          7,383          354
  Officer

Roy M. Marvin          1996    161,669   128,042            0          3,606        2,271
  Vice President -     1995    152,084    98,246            0          5,246        1,404
  Administration and   1994    143,666    57,682            0          6,492        1,292
  Secretary

                                     Page 11

[FN]
__________

(1) Includes compensation deferred at the election of the executive officers under the Company's 401(k) Plan or under the Company's Executive Deferred Compensation Plan.
Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer a percentage of their eligible compensation (such percentage to be selected by the participant from a range established by the administrator of the Plan, but subject to limitations under the Internal Revenue Code). Amounts deferred by an employee are deposited by the Company in a trust to be invested for the employee's benefit pending distribution to the employee after termination of employment or upon in-service withdrawal at the request of the employee due to extraordinary hardship. The Company has not made any contributions under the 401(k) Plan.

(2) These amounts are cash awards under the bonus plans described under Cash Bonuses in the Report of the Compensation Committee on Executive Compensation.

(3)  Under the Company's Executive Deferred Compensation
Plan, a participant may elect to defer salary and/or bonus on an unsecured basis and may select one of three performance options: S&P 500 Index, Company Common
Stock, or Prime Plus 2. The figure shown represents earnings on amounts deferred at the election of the named executive officer to the extent earnings exceeded 120 percent of the applicable federal long-term rate.

(4) Represents shares of Common Stock issuable upon exercise of nonstatutory stock options granted under the Company's 1994 Stock Incentive Plan described under Stock
Options in the Report of the Compensation Committee on Executive Compensation. Numbers of options for 1994 have been adjusted for the subsequent 3:2 stock split.

(5) All amounts for named executive officers in 1996 represent term life insurance premiums paid by the Company.











                            Page 12

Option Grants in Last Fiscal Year

          The following table provides information regarding stock options granted to executive officers in fiscal 1996.

                                                                      Potential
                                                                 Realizable Value at
                                                                    Assumed Annual
                                                                 Rates of Stock Price
                                                                     Appreciation
                               Individual Grants                 for Option Term (2)
                    __________________________________________   ____________________
                               Percent of
                                 Total
                  Number of     Options
                  Securities   Granted to
                  Underlying   Employees    Exercise    Expira-
                   Options     in Fiscal     Price        tion
    Name         Granted (1)      Year     per Share      Date       5%        10%
__________________________________________________________________________
____________
William C. McCormick  11,831       6.4       $35.50     11/1/05    $264,136  $669,373

Peter G. Waite         7,761       4.2        35.50     11/1/05     173,270   439,101

Mark Donegan           5,887       3.2        35.50     11/1/05     131,432   333,074

William D. Larsson     4,690       2.5        35.50     11/1/05     104,708   265,350

Roy M. Marvin (3)      3,606       1.9        35.50     11/1/05      80,507   204,020



                                     Page 13

[FN]
__________

(1) Options are granted at an exercise price equal to fair market value at the date of grant (the closing sale price on the New York Stock Exchange on the grant date). Options become exercisable to the extent of 25 percent of the shares one year after the date of grant and to the extent of 25 percent of the shares each year thereafter. Under the terms of the Company's 1994 Stock Incentive Plan, each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each of the options is subject to early termination in the event of termination of employment. Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement and six months after termination of employment for any other reason.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term and do not represent the Company's estimate or projection of the future stock price.

(3) Mr. Marvin retired on May 31, 1996, at normal retirement age. Under the terms of the Company's 1994 Stock Incentive Plan, the options granted to Mr. Marvin will expire 12 months following his retirement. Assuming an expiration date of May 31, 1997, the potential realizable value at assumed annual rates of stock appreciation of 5% and 10% for the option term would be $10,299 and $20,969, respectively.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

          The following table indicates (i) stock options exercised by executive officers during fiscal 1996, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company's fiscal year-end, March 31, 1996, and
(iii) the value of "in-the-money" options at March 31, 1996.






                            Page 14

                                                                        Value of
                                                  Number of           Unexercised
                                                 Unexercised          In-the-Money
                      Shares                     Options Held           Options
                     Acquired     Value       at Fiscal Year-End   at Fiscal Year-End
                        on       Realized       (Exercisable/        (Exercisable/
        Name         Exercise      (1)          Unexercisable)     Unexercisable) (2)
__________________________________________________________________________
__________
William C. McCormick       0      $      0      35,977/40,089      $825,332/$662,305

Peter G. Waite        19,147       295,492      30,978/26,856       638,270/444,836

Mark Donegan          12,937       212,192         0/18,598            0/294,522

William D. Larsson     4,201        52,959      28,185/16,060       611,677/265,708

Roy M. Marvin         28,224       458,302         0/13,118            0/222,888


[FN]
__________

(1) Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.

(2) Value of unexercised options equals the fair market value of a share into which the option can be converted at March 29, 1996 (market price $40.00), less exercise price, times the number of options outstanding.

                                     Page 15

Return to Shareholders Performance Graph

          The following line graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock to the cumulative total return of the S&P 500 Index and a peer group consisting of companies included in the S&P Aerospace Index. In addition, the graph includes a comparator group selected by the Company. The comparison assumes that $100 was invested on March 31, 1991 in the Company's Common Stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

     The following is a description of graphic material omitted from the current filing:

Graph title:   PRECISION CASTPARTS CORP.
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
RETURN
Type of Graph: Line Graph

X-Axis Information: Years from left to right 1991, 1992,
1993, 1994, 1995, 1996

Y-Axis Information:  Dollars from bottom to top 0, 50, 100,
150, 200, 250, 300.

Specific Data Points:

                                      MEASUREMENT PERIOD
                                       (by fiscal year)
                             1991   1992  1993  1994  1995  1996
S&P 500                       100    111   128   130   150   198
S&P Aerospace                 100    105   119   156   187   290
Aerospace
  Comparator
  Group (1)                   100     79    57    58    64   113
Precision Castparts Corp.     100     69    58    86   101   155

__________

(1) The Aerospace Comparator Group consists of Hexcel Corporation; Rohr, Inc.; Sequa Corporation; SPS Technologies, Inc.; and Wyman-Gordon Company. The Company believes these companies to be representative of public companies that have as predominant portions of their operations the supply of metal parts for use in the production and/or refurbishment of aerospace products, as does the Company. Performance information for the Aerospace Comparator Group is supplied by the Company on a voluntary basis and is in addition to required performance disclosure.
                              Page 16

Retirement Plans

          The Company and its subsidiaries maintain two retirement plans. All eligible domestic employees, including officers and those directors who are full-time employees, receive benefits at retirement under one of the retirement plans. The retirement plan that covers officers (the "Plan") is based on average monthly salary in the five consecutive years of highest compensation (exclusive of bonuses) and length of service with the Company. Employees do not contribute to the Plan, and the amount of the Company's annual contribution is based on an actuarial determination. The Plan provides that a participant's accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the Plan upon termination of the Plan following a change in control of the Company.

          The Company maintains a Supplemental Executive Retirement Plan (SERP) to provide supplemental retirement benefits to certain key employees selected by the Compensation Committee. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 25 years of service. The supplemental retirement benefit is designed to pay a basic monthly benefit equal to 55 percent of Final Average Pay (as defined in the Retirement Plan, but including one-half of any bonus and all of any deferred compensation) minus both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit (as defined in the Retirement Plan). For participants retiring with less than 25 years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/25 for each year less than 25. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. For participants retiring with more than 25 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 25, minus (c) both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. The SERP provides for lump-sum payment of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the executive officers of the Company has been designated as a participant in the SERP.



                              Page 17

          The following table shows the estimated annual benefits payable under the Company's Retirement Plan and SERP to employees upon normal retirement (age 65) as of March 31, 1996. The table assumes, for purposes of calculating the SERP portion of the estimated annual benefit, that the employee receives an annual bonus equal to one-third of salary in each year used in computing the five-year average salary at retirement. Individual variations in bonus awards will result in adjustments to the SERP component of the estimated annual benefit. The amounts listed are net of an actuarially determined offset for estimated Social Security benefits.

   Highest
  Five-Year
   Average
  Salary at                 ESTIMATED ANNUAL RETIREMENT BENEFITS
  Retirement              Credited Years of Service at Retirement
__________________________________________________________________________
__
                    10        15        20        25        30        35
__________________________________________________________________________
__
    $150,000     $ 24,595  $ 42,762  $ 62,012  $ 81,262  $ 85,637  $ 90,012
     180,000       31,212    54,312    77,412   100,512   105,762   111,012
     240,000       46,612    77,412   108,212   139,012   146,012   153,012
     280,000       56,879    92,812   128,745   164,679   172,845   181,012
     330,000       69,712   112,062   154,412   196,762   206,387   216,012
     350,000       74,845   119,762   164,679   209,595   219,804   230,012
     390,000       85,112   135,162   185,212   235,262   246,637   258,012
     450,000      100,512   158,262   216,012   273,762   286,887   300,012
     500,000      113,345   177,512   241,679   305,845   320,429   335,012

          Benefits payable under the Retirement Plan are computed on an actuarial basis. The following table shows the number of credited years of service and the fiscal 1996 salaries, for purposes of the benefit table above, for the five officers named in the Summary
Compensation Table.

                            Credited Years  Fiscal 1996
Name of Individual            of Service       Salary
___________________________________________________________
  William C. McCormick            11         $431,466
  Peter G. Waite                  15          293,130
  Mark Donegan                    10          226,254
  William D. Larsson              16          188,128
  Roy M. Marvin                   34          161,669

                                     Page 18
      Severance Agreements

          The Company's senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee's annual salary and bonus (on an after excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreement). Messrs. McCormick, Waite, Donegan and Larsson have each entered into a severance agreement.
































                             Page 19

PROPOSAL 2:  AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

The Board of Directors recommends a vote "For" Proposal 2.

General

          The Board of Directors has approved an amendment to the Company's Restated Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 50 million to 100 million. Under this proposal,
Section 1 of Article II of the Restated Articles of Incorporation will be amended to provide as follows:

     1. "The aggregate number of shares that the corporation shall have the authority to issue is one hundred one million (101,000,000) shares, divided into one hundred million (100,000,000) shares of Common Stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value."

          On June 7, 1996, the Company's authorized capital stock consisted of one million shares of No Par Serial Preferred Stock, without par value, and 50 million shares of Common Stock, without par value. As of May 31, 1996, none of the shares of Preferred Stock had been issued, and [20,569,024] shares of Common Stock had been issued, all of which were outstanding. A balance of 29,430,976 authorized but unissued shares of Common Stock remained available for issuance. Of this amount, 3,907,526 shares are reserved for use under various employee benefit plans. Only 25,523,450 shares of Common Stock will remain available for other uses.

          The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently outstanding. The shares of Common Stock do not entitle the holders to cumulative voting rights or to preemptive rights to purchase additional shares of Common Stock. The amendment would make no change in either respect. The amendment would have no effect on the authorized but unissued shares of No Par Serial Preferred Stock. The Company's shareholders will not have dissenters' rights in connection with the amendment.

Purposes and Effects of the Amendment

          The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for Common Stock dividends, possible future financing
                             Page 20
and acquisition transactions, the Company's employee benefit plans and other general corporate purposes. Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and will allow the Company to issue additional shares without the expense and delay of a special shareholders' meeting. The additional shares of Common Stock will be available without further action by the shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

          The increase in the number of authorized shares of Common Stock is not designed to deter or prevent a change in control; however, under certain circumstances, the Company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing such shares with purchasers who might side with the Board in opposing a hostile takeover bid. The Company is not aware of any attempt to take it over.

          The Company has no agreements, commitments or plans with respect to the issuance or sale of any additional shares of Common Stock, except in connection with options outstanding under the Company's 1994 Stock Incentive Plan and shares subject to issuance under the 1993 Employee Stock Purchase Plan, if implemented by the Board of Directors. The Company is interested in pursuing various business acquisitions, which acquisitions, if consummated, could involve issuance of shares of Common Stock. At this time, however, the Company has not identified an acquisition that would involve an issuance of shares of Common Stock. If such an acquisition were identified, shareholder approval would be sought if required by applicable state law (for example, in a merger or share exchange transaction) or if required by the rules of the New York Stock Exchange. Depending upon the structure or size of a potential transaction, shareholder approval may not be required to issue shares in an acquisition transaction.

Approval requirements

          If a majority of the shares entitled to vote is present at the meeting, the proposal will be adopted if more votes are cast for the proposal than are cast against the proposal. Abstentions and broker nonvotes will be treated as shares present and not voting.



                             Page 21

PROPOSAL 3:  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends a vote "For" Proposal 3.

          On May 15, 1996, the Board of Directors appointed Price Waterhouse LLP to act as auditors of the Company's financial statements for the fiscal year ending March 30, 1997, subject to ratification of the appointment by the shareholders. Representatives of Price Waterhouse LLP will be present at the annual meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

          If a majority of the shares entitled to vote is present at the meeting, the proposal will be adopted if more shares are cast for the proposal than are cast against the proposal. Abstentions and broker non-votes will be treated as shares present and not voting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The Company's outstanding voting securities at the close of business on June 7, 1996, consisted of 20,569,024 shares of common stock, without par value (Common Stock), each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on June 7, 1996, are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

          The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock on May 1, 1996, based on information contained in a Form 13G filed by the shareholder.

 Name and Address of           Number of         Percent of
   Beneficial Owner           Shares Owned   Outstanding Shares
_______________________________________________________________
FMR Corp.                      2,646,900         13.0
  82 Devonshire Street
  Boston, MA  02109

Wellington Management Company  2,451,050         12.0
  75 State Street
  Boston, MA  02109
                             Page 22

State Farm Mutual Automobile   1,531,100          7.5
  Insurance Company
  One State Farm Plaza
  Bloomington, IL  61710

The Prudential Insurance       1,242,050          6.2
  Company of America
  751 Broad Street
  Newark, NJ  07102-3777

Mario J. Gabelli               1,037,040          5.2
  One Corporate Center
  Rye, NY  10580

          BOARD COMPENSATION, ATTENDANCE AND COMMITTEES

          In fiscal 1996, the Company's Board of Directors met in person four times and twice via telephone conference call. The Company's directors, other than full-time employees, were paid $17,000 per year plus $1,500 for each Board meeting attended, $750 for each telephonic board meeting attended and $750 for each committee meeting attended. Nonemployee directors are also eligible to receive a per diem of up to $1,000 in the event the director is requested to perform additional service beyond that normally expected of director. Each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of which he was a member.

          Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (Nonemployee Director) is eligible to receive options under the 1987 Nonemployee Directors' Option Plan (Directors' Plan). The option price for all options granted under the Directors' Plan is the fair market value of the Common Stock on the date the option is granted. On the date of each annual meeting of shareholders, each new Nonemployee Director is automatically granted an option to purchase 1,000 shares of Common Stock at the time of his or her initial election to the Board. Each Nonemployee Director who is re-elected at such meeting or who continues in office, serving a term for which such director was previously elected, is also automatically granted an option to purchase 1,000 shares of Common Stock. On the date of the 1995 Annual Meeting of Shareholders, Messrs. Graber, Bridenbaugh, Hill, Sangrey and Rothmeier each were automatically granted an option for 1,000 shares of Common Stock at an exercise price of $35.25 per share. All options have a 10-year term from the date of grant. Each option becomes exercisable for 25 percent of the
                             Page 23
number of shares covered by the option at the end of each of the first four years of the option term. Options may be exercised only while the optionee is a director of the Company, within one month after the date the optionee terminates service as a director or within one year after the optionee's death, disability or retirement under the Company's policy requiring retirement of directors. Options become fully exercisable upon normal retirement or in the event a director resigns or is removed within 12 months of a change in control of the Company.

          The Board of Directors has five standing committees. The Compensation Committee makes recommendations to the Board of Directors concerning officers' compensation and the granting of stock options. See, "Report of the Compensation Committee on Executive Compensation," above. Its members are Messrs. Rothmeier, Bridenbaugh and Graber. The Nominating Committee makes recommendations to the Board of Directors concerning nominees to the Board of Directors. Its members are Messrs. McCormick, Rothmeier and Sangrey. The Executive Committee has authority to exercise the power of the Board of Directors, with certain exceptions, between meetings of the Board of Directors. Its members are Messrs. Bridenbaugh, Graber, Hill, McCormick and Rothmeier. The Audit Committee meets with management, internal auditors and the Company's independent public accountants, who have access to the Audit Committee with and without the presence of management representatives. The Audit Committee is composed of Messrs. Graber, Hill and Sangrey. The Environmental Committee meets quarterly with the Company's Environmental Affairs Manager to monitor and advise on environmental matters concerning the Company. The Environmental Committee is composed of Messrs. Marvin and Sangrey. The Compensation Committee met three times separate from Board meetings, the Audit Committee met two times and the Environmental Committee met four times in fiscal 1996. The Nominating Committee and the Executive Committee did not hold meetings separate from Board meetings in fiscal 1996. Shareholders who wish to submit names to the Nominating Committee for consideration should do so in writing between May 24, 1997, and June 18, 1997, addressed to the Nominating Committee, c/o Corporate Secretary, Precision Castparts Corp., 4600 S.E. Harney Drive, Portland, Oregon 97206-0898, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and

                             Page 24

Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

Certain Transactions

     Upon Mr. Marvin's retirement as Vice President-Administration and Secretary of the Company in May 1996, the Company entered into a consulting arrangement with Mr. Marvin pursuant to which he will provide advice and counsel to the Company on matters including transition of certain of his former responsibilities and special projects. Mr. Marvin's compensation under this arrangement will be $8,333 per month, plus automobile mileage and membership dues.

        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended March 31, 1996, each of its executive officers, directors and persons who own more than 10 percent of the Company's Common Stock complied with all applicable
Section 16(a) filing requirements, except that Mr. Bridenbaugh filed one late report disclosing one transaction, and Mr. McCormick filed one late report disclosing four separate transactions.

                          ANNUAL REPORT

          The Company's Annual Report for the fiscal year ended
March 31, 1996 is transmitted herewith.

                 METHOD AND COST OF SOLICITATION

          The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally or by telephone. The Company has also engaged Morrow & Co. to assist in the solicitation of proxies, at a cost of $5,500. The

                             Page 25

Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to execute proxies.

             OTHER BUSINESS/DISCRETIONARY AUTHORITY

          The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein; neither does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote in accordance with the recommendations of the Board of Directors.

                      SHAREHOLDER PROPOSALS

          A shareholder proposal to be considered for inclusion in proxy material for the Company's 1997 Annual Meeting of Shareholders must be received at the principal executive offices of the Company not later than February 28, 1997.

          Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped, return envelope.


                                        Ruth A. Beyer
                                        Secretary



Portland, Oregon
June 28, 1996
                             Page 26

                    Precision Castparts Corp.
                              Proxy

  The undersigned, revoking all prior proxies, hereby appoints
W. C. McCormick and W.D. Larsson, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the ''Company'') to be held on Wednesday, August 7, 1996, or at any adjournment thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

(Continued and to be signed on other side)


  1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below (except as marked to contrary below).

    / / WITHHOLD AUTHORITY to vote for all nominees listed below.

    Nominees: Don R. Graber, Roy M. Marvin, Dean T. DuCray (3-year terms)

    (To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

  2.  Proposal to Amend Restated Articles of Incorporation
FOR / /             AGAINST / /             ABSTAIN / /

  3.  Proposal to Ratify the Appointment of Independent Auditors
FOR / /             AGAINST / /             ABSTAIN / /

Please check here if you plan to attend the meeting in person. /
/

The shares represented by this proxy will be voted in accordance with the instructions given.

This proxy is solicited on behalf of the Company's Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and FOR the above Proposals.

Unless contrary instructions are given, the shares will be voted for the Nominees, for the Proposal and on any other business that may properly come before the meeting in accordance with the recommendations of management.

Receipt is acknowledged of the notice and proxy statement relating to this meeting.

Please mark, date, sign and return the proxy promptly.

Signature(s)                                  Date       , 1996
Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.